Exhibit 99.1

NATIONAL BEVERAGE CORP.

ANNOUNCES SECOND

PREFERRED STOCK REDEMPTION

FORT LAUDERDALE, FL, August 1, 2014. . . National Beverage Corp. (NASDAQ:FIZZ) announced today that the Special Committee of its Board of Directors approved a partial redemption payment of $6 million plus accrued dividends of the Special Series D Preferred Stock that was privately placed in January 2013.

The redemption, which is being made today, represents 50% of the amount outstanding. The company made an initial $8 million redemption payment on May 2, 2014.

“This second redemption confirms that National Beverage’s commitments are always upheld – All-Ways! As stated in our recent earnings release, our first quarter performance is on track which includes the strengthening of the balance sheet after the cash dividend of $2.55 per share in December 2012,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments. The Series D securities referenced in this release have not been registered under the Securities Act of 1933.